SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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(Amendment No. 1)
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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CoroWare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-4868120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1410 Market Street
Suite 200
Kirkland, WA  98033
(800) 641-2676
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Amended 2011 Incentive Stock Plan
(Full title of plan)

Lloyd T. Spencer
Chief Executive Officer
CoroWare, Inc.
1410 Market Street
Suite 200
Kirkland, WA  98033
(800) 641-2676
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	200,000,000.0014		$280,000	$32.51

(1) Represents shares we may issue pursuant to written agreement(s) for services rendered or to be rendered to us in accordance with the requirements to register securities on Form S-8 and pursuant to our Amended 2011 Stock Incentive Plan.
 (2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale reported as of February 17, 2011.
(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock issued pursuant under the Amended 2011 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of CoroWare, Inc.

PLAN INFORMATION

General Plan Information
We are registering two hundred million (200,000,000) shares of our Common Stock (the “Common Shares”) on this Form S-8 Registration pursuant to our Amended 2011 Stock Incentive Plan. Our Board of Directors has authorized the issuance of the Common Shares to Employees upon effectiveness of this Registration Statement. For purposes of this Registration Statement and our Amended 2011 Stock Incentive Plan, the term “Employee” includes any employee, director, consultant, attorney or advisor.

Plan Purpose
Our Amended 2011 Stock Incentive Plan is to afford us a method of compensation for selected Employees and to advance our best interests by providing Employees with additional incentives to remain loyal and provide us with services by granting those shares of our Common Shares. We will issue the Common Shares to Employees pursuant to written consulting and employment agreements and the Amended 2011 Stock Incentive Plan. The Amended 2011 Stock Incentive Plan has been approved by our Board of Directors. The Amended 2011 Stock Incentive Plan is intended to compensate Employees for services rendered to us. The Employees who will participate in the Amended 2011 Stock Incentive Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written agreements pursuant to the Amended 2011 Stock Incentive Plan. The services to be provided by the Employees will not be rendered in connection with: (i) capital-raising transactions; (ii) direct or indirect promotion of our Common Shares; (iii) maintaining or stabilizing a market for our Common Shares. Our Board of Directors may at any time alter, suspend or terminate the Amended 2011 Stock Incentive Plan.

We will provide to each Employee a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Lloyd T. Spencer
Chief Executive Officer
CoroWare, Inc.
1410 Market Street
Suite 200
Kirkland, WA  98033
(800) 641-2676

The Amended 2011 Stock Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Securities to be Offered
We are registering two hundred million (200,000,000) shares of our Common Shares, $0.001 par value per share (the "Common Shares”), which may be issued by our Board of Directors from time to time to our Employees for services as allowed for securities registered on Form S-8. See also Item 4. Description of Securities.

Employees who may Participate
We will issue Common Shares to an Employee only if:
(1)	we have a written agreement with the Employee for services;
(2)	he or she is a natural person;

(3)	he or she provides bona fide services to us; and
(4)	the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

Purchase of Securities Pursuant to the Stock Incentive Plan and Payment for Shares Offered
Employees shall have Common Shares issued to them as full consideration for their services. Employees shall be deemed to have been paid in full for the shares which they will receive as compensation for their services under our Amended 2011 Stock Incentive Plan. Employees are permitted to receive an aggregate of two hundred million (200,000,000) Common Shares. The Common Shares issued pursuant to our Amended 2011 Stock Incentive Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Resale Restrictions
The Common Shares being registered on this Registration Statement are available for resale as of the date of effectiveness of this registration statement, which is upon filing with the SEC.

Tax Effects of Employees Who Participate in the Stock Incentive Plan
Employees will realize income when they receive the Common Shares, based on their agreement with us, and may realize a gain when they sell the Common Shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourselves. The Amended 2011 Stock Incentive Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the Common Shares. The Common Shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the Common Shares by the recipients of the Common Shares.

Withdrawal from the Stock Incentive Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we may permit at our sole discretion an assignment of the interests if Employees request to assign their interest to a third party; however, no assignment will be permitted to any person or entity performing services to us which relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our Common Shares.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

Available Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

We will provide additional information as required by Form S-8 to Employees as specified by Rule 428(b) (1) of the Securities Act.   We are not required to provide this information and/or documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Incorporation of Documents by Reference
The Securities and Exchange Commission (“SEC”) allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until all of the shares covered by this Registration Statement have been sold or deregistered. Subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Common Stock
We are authorized to issue 900,000,000 shares of Common stock, $0.001 par value.  As of the date of this registration statement, we had 194,273,335 Common Shares issued and outstanding.

Each one (1) share of Common Stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of our shareholders.

Holders of our Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore after payment to our Preferred holders.  We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Preferred Stock
We are authorized to issue 500,000 shares of Series C Preferred Stock, $0.001 par value per share (the "Preferred Stock"), none of which are issued and outstanding. The Board of Directors is authorized to fix by resolution the voting, conversion, dividend rights and dividend rates and other rights and preferences of our Series C Preferred Stock.

We are authorized to issue 525,000 shares of our Series B redeemable preferred stock, $.001 par value, of which 159,666 shares are issued and outstanding.

 Item 5.  Interests of Named Experts and Counsel.
The legality of the shares offered under this registration statement is being passed upon by Law Offices of Gary L. Blum.

Item 6.  Indemnification Of Directors and Officers And Disclosure Of Commission Position On Indemnification For Securities Act Liabilities
Under the Delaware General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Delaware General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Under the Delaware General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.    Exemptions from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
5.1   Opinion of Law Offices of Gary L. Blum as to the legality of the common stock registered hereby.
23.1 Consent of LBB & Associates Ltd., LLP
23.3 Consent of Law Offices of Gary L. Blum (included in Exhibit 5.1).
99.1 CoroWare, Inc. Amended 2011 Stock Incentive Plan

 Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Kirkland, State of Washington, on this 21st day of February, 2011.

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Law Offices of Gary L. Blum. as to the legality of the common stock registered hereby.
23.1	Consent of LBB & Associates Ltd., LLP
23.3	Consent of Law Offices of Gary L. Blum. (included in Exhibit 5.1).
99.1	CoroWare, Inc. Amended 2011 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 21, 2011.

COROWARE, INC.

By:	/s/ Lloyd Spencer
Lloyd Spencer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/	Chief Executive Officer, Interim Chief Financial Officer and Director	February 21, 2011
Lloyd T. Spencer

/s/	Director	February 21, 2011
Martin Nielson

/s/	Director	February 21, 2011
John Kroon

/s/	Director	February 21, 2011
Jon Mandrell